EXHIBIT 24

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Larry J. Miller and Larry D. Pickett, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities (including his capacity as a director and/or officer of Codorus Valley Bancorp, Inc.), to sign this Form 10-K and any or all amendments to this Form 10-K and to file the same, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date

/s/ Larry J. Miller	President, Chief Executive Officer,	3/9/2021
Larry J. Miller	Chair of the Board of
(Principal Executive Officer)	Directors and Director

/s/ Harry R. Swift	Vice-Chair of the Board of	3/9/2021
Harry R. Swift, Esq.	Directors and Lead Director

/s/ Sarah M. Brown	Director	3/9/2021
Sarah M. Brown

/s/ Brian D. Brunner	Director	3/9/2021
Brian D. Brunner

/s/ Cynthia A. Dotzel	Director	3/9/2021
Cynthia A. Dotzel, CPA

/s/ John W. Giambalvo	Director	3/9/2021
John W. Giambalvo, Esq.

/s/ Jeffrey R. Hines	Director	3/9/2021
Jeffrey R. Hines, P.E.

/s/ Craig L. Kauffman	Director	3/9/2021
Craig L. Kauffman

/s/ J. Rodney Messick	Director	3/9/2021
J. Rodney Messick

/s/ Larry D. Pickett	Treasurer	3/9/2021
Larry D. Pickett, CPA
(Principal Financial and Accounting Officer)